EXHIBIT 10.11

                                   QT 5, INC.
                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into this fourth day of August, 2003 by and between QT 5, Inc., a Delaware corporation (the "Company"), and Norman A. Kunin ("Executive"). RECITALS

         WHEREAS, Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value; and

         WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement.

         NOW AND THEREFORE, the Company and Executive, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive as the CHIEF FINANCIAL OFFICER of the Company. For the term of Executive's employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.

         2. TERM. The term of Executive's employment hereunder shall commence on the execution date of this Agreement and continue through July 31, 2008 subject to the termination provisions contained herein. The Agreement may be terminated by the Company only for cause as set forth below, and shall not constitute "at will" employment.

         3. POSITION AND DUTIES.

             3.1. SERVICES WITH THE COMPANY. During the term of this Agreement, Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company's Board of Directors (the "Board"). Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are brought to his notice or of which he should be reasonably aware. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive's best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company and the performance of Executive's duties and responsibilities hereunder.

             3.2. NO CONFLICTING DUTIES. Executive shall devote sufficient productive time, ability, and attention to the business of the Company during the term of this Agreement in a manner that will serve the best interests of the Company. During the term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company's Board, which may be withheld for any reason. Executive hereby confirms he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.


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This  Agreement  shall not be  interpreted  to  prohibit  Executive  from making passive personal investments or conduct private business affairs if those activities do not materially interfere with the services required under this Agreement.

         4. COMPENSATION.

             4.1. ANNUAL SALARY. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), which shall increase to Three Hundred Thousand Dollars ($300,000) effective October 1, 2003 (the "Annual Salary"). Executive's Annual Salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. On or before the yearly anniversary date of this Agreement, the Board of Directors shall determine the increase to the Annual Salary, but in no event shall it be less than ten (10%) . The adjusted Annual Salary shall become effective on October 1 each year.

             4.2. SIGNING BONUS. Upon the execution of this Agreement, Executive shall earn a signing bonus of Seventy Five Thousand Dollars ($75,000) (the
"Signing Bonus") payable by the Company in three payments of Twenty Five Thousand Dollars ($25,000) each on August 4, 2003, November 1, 2003 and February 1, 2004. In addition, the Company shall issue and deliver to Executive, in the aggregate a series of five-year Warrants to purchase 750,000 shares (the "Warrants") of the Company's common stock (the "Shares"), which shall include provisions for cashless exercise. The purchase price for the Shares shall be $0.24 per share. The Warrants shall be issued, and shall fully vest on the date of issuance. The number and character of the Shares of common stock and the purchase price are subject to adjustment as provided therein. A form of the Warrant is attached hereto as Exhibit A.

              4.3. NET PROFIT BONUS. The Company shall pay Executive an annual bonus ("Net Profit Bonus"). The Net Profit Bonus shall equal one and one-quarter percent (1.25%) of the Company's annual net income, calculated using Generally Accepted Accounting Principles. The Net Profit Bonus shall be payable annually no later than the fifteenth (15th) day of the third month following the end of the Company's fiscal year in cash and/or the equivalent cash amount in fully vested stock options at the fair market price of the Company's stock on the last day of the Company's fiscal year, at the sole discretion of Executive.

             4.4 INCENTIVE STOCK OPTIONS. The Company shall issue incentive stock options to Executive pursuant to the Company's qualified Incentive Stock Option Plan. At the discretion of, and in an amount to be determined by, the Board of Directors, no later than seventy five (75) days following the end of each of the Company's fiscal years, Executive will receive incentive stock options at an exercise price equal to the fair market value at the end of each fiscal year, but in no event shall the total value exceed $100,000 per year. However, if the Executive owns at least 10% of the Company's common stock, then the purchase price that will be paid to the Company when the option is exercised and the stock purchase must equal 110% of the fair market value of the common stock as of the date of grant. The Incentive Stock Options shall vest immediately and shall terminate ten years from the date of grant. Executive may exercise the incentive stock options, at his sole and absolute discretion, by providing the Company with written notice accompanied by (1) cash or a cashier's check an amount equal to the product of the incentive stock option exercise price and the number of shares Executive desires to purchase pursuant to this provision; or (2) by a cashless exercise whereby Executive receives the net amount of shares after deducting the value of the


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exercise price.

                  4.5 STOCK AND OPTION REGISTRATION RIGHTS. In the event the Company with or without the assistance of an investment banking firm, conducts a registered offering of the Company's shares, the Company shall provide Executive with registration rights to all shares, warrants and/or options which Executive then holds or otherwise directly or constructively owns.

                  4.6 ANTI-DILUTION. The number and kind of shares or other securities that may be issued in accordance with this Agreement shall be subject to adjustment from time to time upon the happening of certain events while this Agreement remains effective, as follows:

                           (a) Merger, Sale of Assets, etc. If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, the Executive, shall thereafter have the right to have issued such number and kind of shares or other securities as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the number of shares of Common Stock and number of Warrants Executive could be entitled to have issued immediately prior to such consolidation, merger, sale or conveyance based on this Agreement. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                           (b) Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, the Executive shall thereafter have the right to have issued an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the number of shares of Common Stock or Warrants that may be issuable to Executive immediately prior to such reclassification or other change as of the effective date for such reclassification or change.

                           (c) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, any securities issuable to Executive shall be proportionately adjusted in case of subdivision of shares or stock dividend by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.


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                           (d) Share Issuance. Subject to the provisions of this
                           Section, if the Company at any time shall issue any shares of Common Stock prior to the exercise of any warrants that have been issued to Executive in accordance with this Agreement (otherwise than as:
                           (i) provided in Sections 4.6(a), 4.6(b) or 4.6(c) or this subparagraph; (ii) pursuant to warrants or options that may be granted in the future under any
                           option  plan  of  the  Company,   or  any  employment
                           agreement, joint venture, credit, leasing or other financing agreement or any joint venture or other
                           strategic   arrangement,   in   each   case   now  or
                           hereinafter  entered  into  by  the  Company;   (iii)
                           pursuant to any agreement entered into by the Company or any of its subsidiaries for the acquisition of another business (whether by stock purchase or asset purchase, merger or otherwise; or (iv) for services rendered by consultants; (i), (ii) and (iii) above,
                           are   hereinafter   referred  to  as  the   "Excluded
                           Issuances"))  for  a  consideration   less  than  the
                           exercise price of Executive warrants (the "Exercise Price"), then, and thereafter successively upon each such issue, the Exercise Price shall be reduced as follows: (i) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Exercise Price and the product shall be added to the aggregate consideration, if any, received by the Company upon such issue of additional shares of Common Stock; and (ii) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. The resulting quotient shall be the adjusted Exercise Price. Except for the Excluded Issuances for purposes of this adjustment, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Exercise Price upon the issuance of shares of Common Stock upon exercise of such warrant exercise rights.

                           (e) During the period the warrant exercise right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full exercise of Executive's warrants. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of the Executive's warrants shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of Executive's warrants.

                  4.7 EXPENSES. The Company shall reimburse Executive for all reasonable business or travel expenses and office related expenses incurred by Executive in the performance of his duties; including but not limited to: airfare, automobile rental, lodging, meals, telephone, copy costs, and supplies. .

                  4.8 RELOCATION COSTS. The Company recognizes that it will be necessary for Executive to relocate to the immediate area of the Company's corporate


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                           headquarters,  and  the  Company  agrees  to  provide
                           Executive with a relocation allowance in the amount of Twenty Thousand Dollars ($20,000), payable by the Company twenty (20) days prior to such relocation.

                  4.9 BUSINESS TRAVEL. The Company and Executive recognize that it may periodically be necessary for Executive to travel on behalf of the Company. The Company agrees that whenever Executive is required to travel a distance in excess of that which may be reached within three hours or more by regularly scheduled commercial air carriers, the Company will pay for Executive to travel in business class or better.

                  4.10 ANNUAL VACATION. Executive shall be entitled to fourteen (14) days vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Any earned but unused vacation time will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.

             4.9 SICK LEAVE. Executive shall be entitled to seven (7) days sick leave each year without loss of compensation. In the event that Executive does not take the total amount of sick leave authorized herein during any year, any unused sick leave shall carry over from year to year. Any entitled but unused sick leave will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.

             4.10 HEALTH INSURANCE. The Company, at its sole cost and expense, shall provide Executive and his immediate family members with comprehensive PPO or HMO health insurance including but not limited to medical, dental, vision and disability coverage.

             4.11 PAYMENT UPON SALE OR MERGER OF COMPANY. In the event the Company shall merge, sell a controlling interest, or sell a majority of its assets, the Company shall pay Executive Five Hundred Thousand Dollars ($500,000). Further, as to any vested but unexercised options to purchases shares in the Company which are held by Executive at the earlier of (1) the Company's execution of a Letter of Intent to (a) merge, (b) sell a controlling interest, or (c) sell a majority of its assets, or (2) the date of any such merger or sale is consummated, the Company shall pay Executive cash in the amount equal to the difference between the consideration paid to the Company on a per share basis less the exercise price of the option, the value of which is multiplied by the number of options which Executive holds.

             4.12 AUTOMOBILE  ALLOWANCE.  The Company shall provide  Executive a monthly automobile allowance in the amount of $750.00 (the "Automobile Allowance"). In the event this Agreement is terminated prior to its expiration for any reason, all payments of the Automobile Allowance shall cease immediately and Executive shall be responsible for any and all payments remaining on any lease, loan or rental agreement in connection with said Automobile Allowance. Payment of the aforesaid allowance shall be subject to any applicable withholdings tax. The Executive shall be responsible for all income taxes imposed on the Executive by reason of the automobile allowance.


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         5. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 2, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 5.

             5.1 TERMINATION BY THE COMPANY FOR CAUSE. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Annual Salary through the date of termination effective immediately upon written notice to Executive. No termination for Cause may be invoked by the Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company's basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice. "Cause" shall mean the following:

                    (i) Commission of a criminal act involving fraud, embezzlement or breach of trust or other act which would prohibit Executive from holding his position under the rules of the Securities and Exchange Commission.

                     (ii) Willful, knowing and malicious violation of written corporate policy or rules of the Company.

                    (iii)  Willful,     knowing    and     malicious     misuse,
                           misappropriation,   or   disclosure  of  any  of  the
                           Proprietary Matters.

                    (iv) Misappropriation, concealment, or conversion of any money or property of the Company.

                    (v) Being under the habitual influence of intoxicating liquors or controlled substances while in the course of employment.

                    (vi) Intentional and non-trivial damage or destruction of property of the Company. For purposes of this provision, non-trivial is defined to mean damage occurring in the course of a single act or occurrence in an amount exceeding Two Thousand Dollars ($2,000).

                    (vii) Reckless and wanton conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

                    (viii) The   performance   of   duties   in   a   habitually
                           unsatisfactory manner after being repeatedly advised in writing by the Company of such unsatisfactory performance.

                    (ix) Continued incapacity on the part of Executive to perform his duties, unless waived by the Company.

         5.2 TERMINATION WITHOUT CAUSE.

             5.2.1 DISABILITY. Executive's employment shall terminate upon Executive



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becoming totally or permanently disabled for a period of six (6) months or more.
For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement as determined reasonably and in good faith by the Company. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable. In the event of termination pursuant to this paragraph, Executive shall be entitled to receive any accrued and unpaid base salary and any and all accrued, earned but unpaid bonuses or benefits described in Section 4 to which Executive is entitled on the date of such termination. All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms of such plans and programs.

             5.2.2 DEATH. Executive's employment shall terminate immediately upon the death of Executive. Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease. If Executive's employment is terminated pursuant to this paragraph, Company shall pay Executive's beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive (i) any accrued but unpaid base salary and any and all accrued, earned but unpaid bonuses or benefits described in Section 4 to which Executive is entitled on the date of such termination, and (ii) Executive's then current base salary through ninety (90) days after the date of death in accordance with Company's payroll procedures as if Executive's employment by Company had continued for such period. All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

             5.2.3 ELECTION BY EXECUTIVE. Executive's employment may be terminated at any time by Executive upon not less than ninety (90) days written notice by Executive to the Board of Directors. Upon such termination, the obligations of the Executive and Company under this Agreement shall immediately cease. In the event of termination pursuant to this paragraph, Executive shall be entitled to receive any accrued and unpaid base salary and any and all accrued, earned but unpaid bonuses or benefits described in Section 4 to which Executive is entitled on the date of such termination. All other rights
Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms of such plans and programs.

             5.2.4 ELECTION BY COMPANY. Executive's employment may be terminated at any time by the Company upon not less than ninety (90) days written notice by the Company to Executive. Upon such termination, the obligations of the Executive and Company under this Agreement shall immediately cease. In the event of termination pursuant to this paragraph, Executive shall be entitled to receive (i) any accrued and unpaid base salary and (ii) any and all accrued, earned but unpaid bonuses or benefits described in Section 4 to which Executive is entitled on the date of such termination. Additionally, in the event of termination of Executive's employment with the Company pursuant to this Section 5.2.4, the Company shall pay to Executive (i) In the event of Executive's termination within the first or second year of the Term, Two Hundred percent (200%) of Executive's Annual Salary for the remainder of the Term, payable on the date of termination; (ii) In the event of Executive's termination within the third or fourth year of the Term, One Hundred Fifty percent (150%) of Executive's annual salary for the remainder of the Term, payable on the date of termination; and (iii) In the event of Executive's termination within the fifth year of the Term, One Hundred Twenty Five percent (125%) of Executive's annual salary for the remainder of the Term, payable on the date of termination.. All other rights Executive has under any


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benefit or stock option plans and programs  shall be  determined  in  accordance with the terms of such plans and programs.

             5.3 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

             5.4 FULL SATISFACTION OF CLAIMS. The parties hereto agree that the benefits upon termination described in this Section 5 are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Executive's employment pursuant to Section 6(c), and such amounts shall be contingent upon the Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it being understood that none of the benefits shall be provided unless and until the Executive determines to execute and deliver such release.

             5.5 SURVIVAL OF TERMS. Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of Executive's employment with the Company, Executive's obligations under Sections 6, 8, 9 and 10 hereof shall survive any termination of Executive's employment with the Company at any time and for any reason.

         6. PROPRIETARY MATTER. Except as permitted or directed by the Company, Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company ("Proprietary Matter") which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive nor shall it apply to any knowledge or information Executive had prior to the execution of this Agreement.


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


         7. VENTURES. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

         8. NON-SOLICITATION OF EMPLOYEES. During Executive's employment by the Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed full time by the Company.

         9. NON-COMPETITION. Executive agrees that he shall not, during the term of this Agreement, and for a period of one (1) year thereafter:

                  (i) directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, partner, member, joint venturer, director, officer, employee, consultant, agent, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which develops, manufactures or markets products or performs services which are competitive with or similar to the products or services of the Company or its subsidiaries; provided, that Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity;

                  (ii) call upon, solicit, direct, take away, provide products or services to, or attempt to call upon, solicit, direct, take away or provide products or services to, or accept any orders of business from any customers or clients of the Company for products or services which are competitive with or similar to the products or services of the Company or its subsidiaries.

                  (iii) directly or indirectly request or advise any present or future supplier, service provider or financial resource of the Company to withdraw, curtail or cancel the furnishing of such service or resource to the Company.

         10. CONFIDENTIALITY.

              10.1 CONFIDENTIALITY. In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had and from time to time will have access to Confidential Information. Executive agrees
(i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the

Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Upon the termination of Executive's employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive's possession or control, shall be immediately returned to the Company.

                  (ix) 10.2 CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean information belonging to the Company of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under Section 10.1.

         11. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

        12. INDEMNIFICATION. The Company shall indemnify Executive as provided in the Delaware General Corporations Code, Company's Charter or Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company's Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive.

       13. LIABILITY INSURANCE. The Company shall provide, at its sole cost and expense, under which Executive shall be covered, Directors and Officers Liability Insurance and Errors and Omissions Liability Insurance in coverage amounts not less than $10 million, respectively.

         14. MISCELLANEOUS.

              14.1 PREPARATION OF AGREEMENT. This Agreement was prepared by the Company solely on behalf of such party. Each party acknowledges that: (i) he or it had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto;
(ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Except as expressly set forth in this Agreement, each party shall pay all legal and other costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; in performing any transactions contemplated by this Agreement; or in complying with such party's covenants, agreements and conditions contained herein. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

              14.2 COOPERATION. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

              14.3 GOVERNING LAW. This Agreement is made under and shall be government by and construed in accordance with the laws of the State of California.

              14.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

              14.5 LEGAL PROCEEDINGS. Should any party institute or should the parties otherwise become a party to any action or proceeding to enforce or interpret this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party all costs and expenses of prosecuting or defending the action or proceeding. This Agreement and the rights of each party under this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

              14.6 WITHHOLDING TAXES. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

              14.7 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

              14.8 NO WAVIER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

              14.9 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

              14.10 NOTICES. Any and all notices, requests or other communications required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person's or entity's last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.

         This Agreement is executed on the date first written above at Los Angeles, California.

COMPANY:                                    EXECUTIVE:
QT 5, INC.

By: _________________________

Title: ______________________               ___________________________

By:__________________________

Title:_______________________



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


                                    EXHIBIT A




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